Exhibit 99.1

Coffee Holding Company Reports First Quarter Results.

STATEN ISLAND, New York – March 16, 2026. Coffee Holding Co., Inc. (Nasdaq: JVA) (the “Company,” “our” or “we”) announced its operating results for the fiscal quarter ended January 31, 2026.

We are pleased to report to our shareholders the following:

●	20% increase in revenue for our first quarter of fiscal 2026
●	Sales increase to $25.566 million during the first quarter of fiscal 2026, compared to $21.305 million in the same period in 2025
●	Net income of $0.29 per share in the first quarter of fiscal 2026, compared to $0.20 per share during the same period in the prior year

“With the majority of the tariff fees and expenses behind us, combined with the efficiencies of operating only one east coast manufacturing facility instead of two, we were able to markedly improve our profitability this quarter.

Sales remain strong in all three business segments; private label, branded sales, and sales of green unroasted beans to smaller regional roasters” said Andrew Gordon, President and CEO of the Company. “Although coffee markets continue to remain volatile and the macro-economic situation is facing new challenges, we believe that our core businesses remain strong and we should be able to continue to deliver positive results to our shareholders,” concluded Andrew Gordon.

About Coffee Holding

Founded in 1971, Coffee Holding Co., Inc. (NASDAQ: JVA) is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points. Coffee Holding’s product offerings consist of eight proprietary brands, each targeting a different segment of the consumer coffee market as well as roasting and blending coffees for major wholesalers and retailers throughout the United States who want to have products under their own names to compete with national brands. In addition to selling roasted coffee, Coffee Holding also imports green coffee beans from around the world, which it resells to smaller regional roasters and coffee shops around the United States and Canada.

Forward looking statements

Any statements that are not historical facts contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company’s outlook on the revenue growth. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. We have based these forward-looking statements upon information available to management as of the date of this release and management’s expectations and projections about certain future events. It is possible that the assumptions made by management for purposes of such statements may not materialize. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, hedging activities, the effect of economic conditions (including tariffs), intellectual property rights, the outcome of competitive products, the results of financing efforts, the ability to complete transactions and other risks and uncertainties described in the “Risk Factors” section of documents filed by the Company from time to time with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

Company Contact

Coffee Holding Co., Inc.

Andrew Gordon

President & CEO

(718) 832-0800